USG BORAL

USG Boral Building Products Pty Limited and Controlled Entities (formerly Boral Australian Gypsum Limited)

Full Year Financial Report 30 June 2014

ABN 84 004 231 976

USG Boral Building Products Pty Limited and Controlled Entities

TABLE OF CONTENTS

INCOME STATEMENT

USG Boral Building Products Pty Limited and Controlled Entities

For the year ended 30 June	Note	CONSOLIDATED 2014 A$'000	2013 A$'000
Revenue	2	**394,762**	359,062
Cost of sales		**(260,799)**	(240,520)
Selling and distribution expenses		**(79,239)**	(81,906)
Administrative expenses		**(23,052)**	(20,117)
		(363,090)	(342,543)
Other expenses	2	**(1,664)**	(3,648)
Share of net profit of associates	9	**8,154**	9,963
Profit before net financing costs and income tax expense		**38,162**	22,834
Financial income	2	**630**	500
Financial expenses	2	**(4,367)**	(9,036)
Net financing costs		**(3,737)**	(8,536)
Profit before income tax expense		**34,425**	14,298
Income tax expense	4	**(5,635)**	(311)
Net profit		**28,790**	13,987

The income statement should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

STATEMENT OF COMPREHENSIVE INCOME

USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED	
For the year ended 30 June	**2014 A$'000**	2013 A$'000
Net profit	**28,790**	13,987
Other comprehensive income		
Items that may be reclassified subsequently to Income Statement:		
Exchange differences on translation of foreign operations and associates taken to equity	**(401)**	278
Total comprehensive income	**28,389**	14,265

The statement of comprehensive income should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

BALANCE SHEET

USG Boral Building Products Pty Limited and Controlled Entities

As at 30 June	Note	CONSOLIDATED 2014 A$'000	2013 A$'000
CURRENT ASSETS			
Cash and cash equivalents	6	**34,801**	11,546
Receivables	7	**71,310**	58,620
Inventories	8	**46,214**	38,221
Income tax receivable	15	**-**	1,392
Deposits and prepayments		**1,736**	933
TOTAL CURRENT ASSETS		**154,061**	110,712
NON-CURRENT ASSETS			
Receivables	7	**10,000**	7,750
Investments accounted for using the equity method	9	**13,261**	13,918
Property, plant and equipment	10	**302,296**	309,838
Intangibles	11	**52,464**	12,791
Deferred tax assets	16	**1,429**	-
TOTAL NON-CURRENT ASSETS		**379,450**	344,297
TOTAL ASSETS		**533,511**	455,009
CURRENT LIABILITIES			
Payables	13	**51,103**	36,766
Loans and borrowings	14	**291**	234,084
Income tax payable	15	**3,380**	-
Provisions	17	**13,281**	14,320
TOTAL CURRENT LIABILITIES		**68,055**	285,170
NON-CURRENT LIABILITIES			
Deferred tax liabilities	16	**-**	1,361
Provisions	17	**1,027**	1,178
TOTAL NON-CURRENT LIABILITIES		**1,027**	2,539
TOTAL LIABILITIES		**69,082**	287,709
NET ASSETS		**464,429**	167,300
EQUITY			
Issued capital	18	**282,240**	13,500
Reserves	19	**(176)**	225
Retained earnings		**182,365**	153,575
TOTAL EQUITY		**464,429**	167,300

The balance sheet should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

STATEMENT OF CHANGES IN EQUITY

USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED			
For the year ended 30 June 2014	**Issued capital A$'000**	**Reserves A$'000**	**Retained earnings A$'000**	**Total A$'000**
Balance at 1 July 2013	**13,500**	**225**	**153,575**	**167,300**
Net profit	-	-	**28,790**	**28,790**
Other comprehensive income				
Exchange differences on translation of foreign operations and associates taken to equity	-	**(401)**	-	**(401)**
Total comprehensive income	-	**(401)**	**28,790**	**28,389**
Transactions with owners in their capacity as owners				
Shares issued on capitalisation of intercompany loan	**212,500**	-	-	**212,500**
Shares issued on contribution of intellectual property from Boral Limited	**8,834**	-	-	**8,834**
Shares issued on acquisition of controlled entities	**17,623**	-	-	**17,623**
Shares issued on intellectual property contribution from USG Corporation	**29,783**	-	-	**29,783**
Total transactions with owners in their capacity as owners	**268,740**	-	-	**268,740**
Balance at 30 June 2014	**282,240**	**(176)**	**182,365**	**464,429**

	CONSOLIDATED			
For the year ended 30 June 2013	Issued capital A$'000	Reserves A$'000	Retained earnings A$'000	Total A$'000
Balance at 1 July 2012	13,500	(53)	147,588	161,035
Net profit	-	-	13,987	13,987
Other comprehensive income				
Exchange differences on translation of foreign operations and associates taken to equity	-	278	-	278
Total comprehensive income	-	278	13,987	14,265
Transactions with owners in their capacity as owners				
Dividends paid	-	-	(8,000)	(8,000)
Total transactions with owners in their capacity as owners	-	-	(8,000)	(8,000)
Balance at 30 June 2013	13,500	225	153,575	167,300

The statement of changes in equity should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

STATEMENT OF CASH FLOWS

USG Boral Building Products Pty Limited and Controlled Entities

		CONSOLIDATED	
For the year ended 30 June	Note	**2014 A$'000**	2013 A$'000
CASH FLOWS FROM OPERATING ACTIVITIES			
Receipts from customers		**429,057**	398,232
Payments to suppliers and employees		**(385,482)**	(366,179)
		43,575	32,053
Dividends received		**9,000**	9,000
Interest received		**630**	500
Borrowing costs paid		**(4,367)**	(9,036)
Income taxes (paid)/received		**(3,653)**	27
Restructure costs	3	**(1,481)**	(2,377)
NET CASH PROVIDED BY OPERATING ACTIVITIES	26	**43,704**	30,167
CASH FLOWS FROM INVESTING ACTIVITIES			
Purchase of property, plant and equipment		**(4,246)**	(14,858)
Proceeds on disposal of non-current assets		**-**	708
Cash acquired on acquisition of contolled entities		**7,559**	-
Loans (to)/from associates		**(2,250)**	500
NET CASH USED IN INVESTING ACTIVITIES		**1,063**	(13,650)
CASH FLOWS FROM FINANCING ACTIVITIES			
Dividends paid		**-**	(8,000)
Repayment of borrowings		**(21,258)**	(28,171)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES		**(21,258)**	(36,171)
NET CHANGE IN CASH AND CASH EQUIVALENTS		**23,509**	(19,654)
Movement in foreign exchange rates on cash held		**(254)**	-
Cash and cash equivalents at the beginning of the year		**11,546**	31,200
Cash and cash equivalents at the end of the year	26	**34,801**	11,546

The cash flow statement should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

1. Significant accounting policies

USG Boral Building Products Pty Limited (the "Company") is a company limited by shares incorporated and domiciled in Australia. During the year the Company changed its name from Boral Australian Gypsum Limited. The consolidated financial statements for the year ended 30 June 2014 comprise USG Boral Building Products Pty Limited and its controlled entities and interests in associates (the "Group").

The address of the company's registered office is Level 3, 40 Mount Street, North Sydney, NSW, 2060. The financial statements were authorised for issue by the Directors on 27 January 2015.

The Group is a for-profit entity and is primarily involved in the manufacture and supply of gypsum wall linings in Australia and New Zealand. The major end use markets for the Group include residential and non-residential construction.

A. Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

The financial statements are presented in Australian dollars, which is the Company's functional currency. The functional currency is the principal currency in which subsidiaries and associates operate. The financial statements have been prepared on the basis of historical cost. The amounts in the financial statements have been rounded off to the nearest one thousand dollars unless otherwise stated.

Significant accounting judgements, estimates and assumptions: The preparation of financial statements in conformity with International Financial Reporting Standards requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities.

Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

Information about the principal areas in which judgement is applied is included in:

- Note 1 (J) and (K) and Note 11 – Intangibles

New accounting standards: Several new accounting standards have been applied from 1 July 2013 for:

IFRS 10 *Consolidated Financial Statements,*

IFRS 11 *Joint Arrangements,*

IFRS 12 *Disclosure of Interests in Other Entities,*

IFRS 13 *Fair Value Measurement,*

IAS 19 *Employee Benefits,*

IAS 28 *Investments in Associates and Joint Ventures,*

Adoption of these standards has not resulted in any material changes to the Group's financial statements.

B. Principles of consolidation

Subsidiaries: Subsidiaries are entities controlled by the Group. Control exists when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. The financial statements of subsidiaries are included in the Group's financial statements from the date that control commences until the date that control ceases.

Interests in equity-accounted entities: The Group's interests in equity-accounted entities comprise interests in associates and joint ventures.

Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

1. **Significant accounting policies** (continued)

Interests in associates and joint ventures are accounted for using the equity method. They are recognised initially at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group's share of the profit or loss and non-controlling interest of equity-accounted entities, until the date on which significant influence or joint control ceases.

Jointly operations: The Group recognises its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses.

Transactions eliminated on consolidation: Intragroup balances and transactions, and any unrealised gains and losses arising from intragroup transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with associates and jointly controlled entities are eliminated to the extent of the Group's interest in the entity. Unrealised losses arising from transactions with associates are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

Business combinations: The acquisition method of accounting is used to account for all business combinations.

The consideration transferred for the acquisition of a subsidiary or business comprises the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred also includes the fair value of any asset or liability resulting from a contingent consideration arrangement and the fair value of any pre-existing equity interest in the subsidiary.

Acquisition related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the acquisition date.

On an acquisition-by-acquisition basis the Group recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest's proportionate share of the acquiree's net identifiable assets.

The excess of consideration transferred the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the Group's share of the net identifiable assets acquired is recorded as goodwill. Where the excess is negative, a bargain purchase gain is recognised immediately in the Income Statement.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity's incremental borrowing rate.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value with changes in fair value recognised in the Income Statement.

C. Revenue recognition
Revenue is recognised at fair value of the consideration received net of the amount of goods and services tax (GST). Sale of goods revenue is recognised (net of returns, discounts and allowances) when the significant risks and rewards of ownership have been transferred to the buyer, which is the date goods are delivered to the customer.

D. Income tax
Income tax disclosed in the Income Statement comprises current and deferred tax. Income tax is recognised in the Income Statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustments to tax payable in respect to previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profits and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

1. **Significant accounting policies** (continued)

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Tax consolidation: Boral Australian Gypsum Limited and its wholly owned Australian controlled entities elected to enter into tax consolidation effective 1 July 2002. Boral Australian Gypsum Limited is a member of the tax consolidated group until 28 February 2014. As a consequence all members of the tax consolidated group are taxed as a single entity. The head entity until 28 February 2014 was the ultimate parent entity, Boral Limited. Upon formation of the USG Boral joint venture on 1 March 2014, USG Boral Building Products Pty Limited has prepared a non-tax consolidated Income Tax Return for the period 1 March 2014 to 30 June 2014.

E. Goods and services tax

Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or liability in the balance sheet.

Cash flows are included in the statement of cash flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

F. Net financing costs

Financing costs include interest payable on borrowings calculated using the effective interest rate method, and finance charges in respect of finance leases measured at amortised cost.

Financing costs are recognised as an expense in the period in which they are incurred, unless they relate to a qualifying asset. Financing costs incurred for the construction of any qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Financial income is recognised as it accrues taking into account the effective yield on the financial asset.

G. Foreign currencies

Transactions: Transactions in foreign currencies are translated at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to Australian dollars at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the Income Statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

Translation: The financial statements of foreign operations are translated to Australian dollars as follows:

- assets (including goodwill) and liabilities for each balance sheet are translated at the closing rate at the date of that balance sheet;
- all resulting exchange differences are recognised as a separate component of equity (foreign currency translation reserve); and
- income and expenses for each Income Statement are translated at average exchange rates approximating the rates prevailing on the transaction dates.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to the foreign currency translation reserve. When a foreign operation is sold, a proportionate share of such exchange differences are recognised in the Income Statement as part of the gain or loss on sale.

H. Receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost, less allowance for impairment. An allowance for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the allowance is the difference between the asset's carrying amount and the present value of estimated future cash flows. The amount of the allowance is recognised in the Income Statement.

1. **Significant accounting policies** (continued)

I. Inventories

Inventories and work in progress are valued at the lower of cost (including materials, labour and appropriate overheads) and net realisable value. Cost is determined predominantly on the first-in-first-out basis of valuation. Net realisable value is determined on the basis of each entity's normal selling pattern. Expenses of marketing, selling and distribution to customers are estimated and are deducted to establish net realisable value.

J. Impairment

The carrying value of the Group's assets, other than inventories and deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset's recoverable amount is estimated. For goodwill, the recoverable amount is assessed at each balance date.

An impairment loss is recognised whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognised in the Income Statement, unless the asset has previously been revalued, in which case the impairment loss is recognised as a reversal to the extent of that previous revaluation with any excess recognised through the Income Statement. Impairment losses recognised in respect of cash generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash generating units (group of units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

The recoverable amount of other assets is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value of money using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Reversals of impairment: An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount.

An impairment loss is reversed only to the extent of the asset's carrying amount net of depreciation or amortisation, as if no impairment loss has been recognised.

K. Goodwill, Intellectual Property and other intangible assets

Goodwill represents the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash generating units and is not amortised but is tested annually for impairment. In respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment in the associate.

Negative goodwill arising on an acquisition is recognised directly in the Income Statement.

Intellectual Property and other intangible assets that are acquired by the Group are stated at cost less accumulated amortisation and impairment losses. Amortisation is charged to the Income Statement on a straight line basis over the estimated useful lives of intangible assets, which for Intellectual Property is 11.4 years.

L. Property, plant and equipment

Owned assets: Items of property, plant and equipment are stated at cost or deemed cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of production overheads. Assessment of impairment loss is made in accordance with the impairment policy.

The cost of property, plant and equipment includes the cost of decommissioning and restoration costs at the end of their economic lives if a present legal or constructive obligation exists.

When an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

1. **Significant accounting policies** (continued)

Leased plant and equipment: Leases under which the Group assumes substantially all the risk and rewards of ownership are classified as finance leases. Other leases are classified as operating leases. Finance leases are capitalised. A lease asset and a lease liability equal to the present value of the minimum lease payments are recorded at the inception of the lease. Lease liabilities are reduced by repayments of principal. The interest components of the lease payments are expensed. Contingent rentals are expensed as incurred.
Operating leases are not capitalised and lease costs are expensed.

Depreciation: Items of property, plant and equipment, including buildings and leasehold property but excluding freehold land, are depreciated using the straight-line method over their expected useful lives. Assets are depreciated from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and held ready for use.

The depreciation and amortisation rates used for each class of asset are as follows:

	2014	2013
Buildings	**1 – 10%**	1 – 10%
Plant and equipment	**5 – 33.3%**	5 – 33.3%

M. Payables
Trade payables and other accounts payable are initially recognised at fair value when the Group becomes obliged to make future payments resulting from the purchase of goods and services. Payables are subsequently measured at their amortised cost.

N. Employee benefits

Wages and salaries: The provision for employee entitlement to wages and salaries represents the amount which the Group has a present obligation to pay resulting from employee's services provided up to the balance date.

Annual leave, long service leave and retirement benefits: The provision for employee entitlements in respect of long service leave and retirement benefits represents the present value of the estimated future cash outflows to be made by the employer resulting from employees' services provided up to the balance date.

Provisions for employee entitlements which are not expected to be settled within 12 months are calculated using expected future increases in wage and salary rates, including related on-costs and expected settlement dates based on turnover history and are discounted using the rates attached to national government securities at balance date, which most closely match the terms of maturity of the related liabilities.

Superannuation: The Group contributes to several defined contribution superannuation plans. Obligations are recognised as an expense in the Income Statement as incurred.

O. Provisions
A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is applied, increases in the balance of provisions attributable to the passage of time are recognised as an interest expense.

P. Share capital
Issued and paid up capital is recognised at the fair value of the consideration received by the Company. Transaction costs directly attributable to the issue of ordinary shares are recognised directly to equity, as a reduction of the share proceeds received, net of any tax effects.

Q. Rounding of amounts to the nearest $1,000
Amounts in the financial statements have been rounded off to the nearest one thousand dollars.

For the year ended 30 June	Note	CONSOLIDATED 2014 A$'000	2013 A$'000
2. Profit for the period			
REVENUE			
Sale of goods		**394,762**	359,062
Total		**394,762**	359,062
OTHER EXPENSES			
Significant items	3	**1,481**	2,377
Net foreign exchange loss		**140**	-
Net loss on sale of assets		**43**	1,271
Other expenses		**1,664**	3,648
DEPRECIATION AND AMORTISATION EXPENSES			
Buildings		**3,097**	1,962
Plant and equipment		**11,649**	14,061
Leased assets capitalised		**51**	59
Other intangibles		**821**	-
		15,618	16,082
NET FINANCING INCOME/(COSTS)			
Interest income received or receivable from:			
Associated entities		**546**	496
Other parties (cash at bank and bank short-term deposits)		**84**	4
		630	500
Interest expense paid or payable to:			
Related parties		**4,283**	9,033
Other parties		**84**	3
		4,367	9,036
Net financing income/(costs)		**(3,737)**	(8,536)
OTHER CHARGES			
Employee benefits expense*		**100,966**	97,543
Operating lease rental charges		**13,894**	16,282
Bad and doubtful debts expense		**1,296**	488

* Employee benefits expense includes salaries and wages, defined benefit, defined contribution expenses termination and other entitlements and share based payment expenses.

NOTES TO THE FINANCIAL STATEMENTS

USG Boral Building Products Pty Limited and Controlled Entities

		CONSOLIDATED	
For the year ended 30 June	Note	**2014 A$'000**	2013 A$'000
3. Significant items			
Net profit includes the following items whose disclosure is relevant in explaining the financial performance of the Group:			
Organisational restructure costs	(i)	**(1,481)**	(2,377)
Summary of significant items			
Profit/(loss) before tax		**(1,481)**	(2,377)
Income tax benefit		**444**	713
Net significant items		**(1,037)**	(1,664)

2014 Significant items

(i) Organisational restructure costs

During the year, the company incurred $1,481,000 of redundancy and restructuring costs to simplify business structures and improve operational efficiency.

2013 Significant items

(i) Organisational restructure costs

During the period year, the Group incurred costs and redundancies associated with a coordinated Boral Limited group-wide organisation restructure program to simplify business structures and improve operational efficiency. This resulted in costs of $2,377,000.

NOTES TO THE FINANCIAL STATEMENTS

USG Boral Building Products Pty Limited and Controlled Entities

		CONSOLIDATED	
For the year ended 30 June		**2014 A$'000**	2013 A$'000
4. Income tax expense			
(i) Income tax expense			
Current income tax expense/(benefit)		**8,806**	(318)
Deferred income tax expense/(benefit)		**(3,612)**	1,141
Under/(over) provision for tax in previous years		**441**	(512)
Income tax expense/(benefit) attributable to profit		**5,635**	311
(ii) Reconciliation of income tax expense to prima facie tax			
Income tax expense on profit:			
- at Australian tax rate 30% (2013: 30%)		**10,275**	4,289
- at New Zealand tax rate 28%		**49**	-
Tax effect of amounts which are not deductible/(taxable) in calculating taxable income:			
Share of associates' net profit		**(2,446)**	(2,989)
Restatement of deferred taxes on exit from Boral Limited tax group		**(3,525)**	-
Other items		**841**	(477)
Income tax expense on profit		**5,194**	823
Under/(over) provision for tax in previous years		**441**	(512)
Income tax expense attributable to profit		**5,635**	311
Income tax expense/(benefit)			
Income tax expense/(benefit) excluding significant items		**6,079**	1,024
Income tax expense/(benefit) relating to significant items	3	**(444)**	(713)
		5,635	311

(iii) Tax amounts recognised directly in equity

There were no deferred tax amounts charged/(credited) directly to equity during the year.

5. Dividends

Dividends recognised by the Group are:

	Amount per share	Total amount A $'000s	Franked amount per share	Date of payment
2014				
2014 - no dividend paid	-	-	-	-
Total	-	-		
2013				
2013 final - ordinary	**118.5**	8,000	n/a	28 June 2013
Total	**118.5**	8,000		

Dividend franking account

On exiting the Boral Limited tax consolidated group, USG Boral Building Products Pty Limited established a new franking account from 1 March 2014. The balance of the franking account as at 30 June 2014 is $5,133,342 (2013: nil) after adjusting for franking credits/(debits) that will arise from:

* the receipt of dividends;
* the payment/refund of the amount of the current tax liability;

and before taking into account the franking credits associated with the future declaration and payment of dividends subsequent to year end.

	CONSOLIDATED	
	2014 A$'000	2013 A$'000
6. Cash and cash equivalents		
Cash at bank and on hand	**34,801**	11,546
Cash and cash equivalents	**34,801**	11,546
7. Receivables		
Current		
Trade receivables	**71,294**	56,819
Associated entities	**608**	573
	71,902	57,392
Less: Allowance for impairment	**(867)**	(669)
	71,035	56,723
Other receivables	**275**	1,897
Less: Allowance for impairment	**-**	-
	275	1,897
	71,310	58,620

The Group requires all customers to pay in accordance with agreed payment terms. Included in the Group's trade receivables are debtors with a carrying value of $17,654,000 (2013: $18,531,000), which are past due but not impaired. These relate to a number of debtors with no significant change in credit quality or history of default. The ageing analysis is as follows:

Trade receivables - past due 0-60 days	**17,186**	17,546
Trade receivables - past due > 60 days	**468**	985

Allowance for impairment

An allowance for impairment of trade receivables is raised when there is objective evidence that an individual receivable is impaired. Indicators of impairment would include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and default or delinquency in payments.

The movement in the allowance for impairment in respect to trade receivables during the year was as follows:

Balance at the beginning of the year	**(669)**	(743)
Amounts written off during the year	**1,098**	562
Increase recognised in income statement	**(1,296)**	(488)
Balance at the end of the year	**(867)**	(669)
Non-current		
Loans to associated entities	**10,000**	7,750
Less: Allowance for impairment	**-**	-
	10,000	7,750

No amounts owing by associates or included in other receivables were past due as at 30 June 2014.

	CONSOLIDATED	
	2014 A$'000	2013 A$'000
8. Inventories		
Current		
Raw materials and consumable stores	**20,838**	17,489
Work in progress	**6,081**	3,050
Finished goods	**19,295**	17,682
	46,214	38,221

9. Investments accounted for using the equity method

				CONSOLIDATED			
				OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT	
Name	Principal activity	Country of incorporation	Balance date	**2014 %**	2013 %	**2014 A $'000**	2013 A $'000
Details of investments in associates							
Gypsum Resources Australia Pty Ltd	Trustee Company	Australia	30-Jun	**50**	50	**-**	-
Rondo Building Services Pty Ltd	Rollform systems	Australia	30-Jun	**50**	50	**13,261**	13,918
						13,261	13,918

	CONSOLIDATED	
	2014 A$'000	2013 A$'000
Movements in carrying value of equity accounted investments		
Balance at the beginning of the year	**13,918**	12,677
Share of equity accounted profit	**8,154**	9,963
Dividends received	**(9,000)**	(9,000)
Share of movement in currency reserve	**189**	278
Balance at the end of the year	**13,261**	13,918

	CONSOLIDATED 2014 A$'000	2013 A$'000

9. Investments accounted for using the equity method (continued)

Summary of performance and financial position of associates

The Group's share of aggregate revenue, profits, assets and liabilities of associates is as follows:

	2014 A$'000	2013 A$'000
Associates' revenue	**160,858**	154,640
Associates' profit before income tax expense	**23,274**	28,442
Associates' income tax expense	**(6,966)**	(8,516)
Associates' net profit	**16,308**	19,926
The Group's share based on 50% ownership	**8,154**	9,963
Associates' net assets		
Current assets	**60,052**	57,120
Non-current assets	**16,182**	10,630
Total assets	**76,234**	67,750
Current liabilities	**45,942**	34,914
Non-current liabilities	**3,770**	5,000
Total liabilities	**49,712**	39,914
Net assets	**26,522**	27,836
The Group's share of net assets based on 50% ownership	**13,261**	13,918

Share of associates' commitments

	2014 A$'000	2013 A$'000
Share of associates' capital expenditure commitments contracted but not provided for:		
Not later than one year	**1,242**	753
Share of associates' operating lease commitments payable:		
Not later than one year	**3,320**	3,844
Later than one year but not later than five years	**9,970**	11,245
Later than five years	**150**	2,371
	13,440	17,460

	CONSOLIDATED	
	2014	2013
	A$'000	A$'000
10. Property, plant and equipment		
Land and buildings		
At cost	**149,004**	147,104
Less: Accumulated depreciation, amortisation and impairment	**(18,085)**	(15,333)
	130,919	131,771
Plant and equipment		
At cost	**285,740**	279,508
Less: Accumulated depreciation and impairment	**(114,657)**	(101,541)
	171,083	177,967
Leased plant and equipment capitalised	**345**	230
Less: Accumulated amortisation	**(51)**	(130)
	294	100
	171,377	178,067
Total	**302,296**	309,838
Reconciliations		
Land and buildings		
Balance at the beginning of the year	**131,771**	113,110
Additions	**2,385**	148
Disposals	**-**	(623)
Transferred from plant and equipment	**-**	21,098
Depreciation expense	**(3,097)**	(1,962)
Balance at the end of the year	**131,059**	131,771
Plant and equipment		
Balance at the beginning of the year	**178,067**	199,931
Additions	**1,861**	14,710
Acquisitions through business combinations	**3,146**	-
Disposals	**(43)**	(1,356)
Transferred to land and buildings	**-**	(21,098)
Foreign exchange movement	**(94)**	-
Depreciation expense	**(11,700)**	(14,120)
Balance at the end of the year	**171,237**	178,067

	CONSOLIDATED 2014 A$'000	2013 A$'000
11. Intangibles		
Goodwill	**14,021**	12,791
Other intangible assets	**39,264**	-
Less: Accumulated amortisation	**(821)**	-
Net other intangible assets	**38,443**	-
	52,464	12,791

Reconciliation of movements in goodwill

	2014 A$'000	2013 A$'000
Balance at the beginning of the year	**12,791**	12,791
Acquisition of entities or operations	**1,316**	-
Net foreign currency exchange differences	**(86)**	-
Balance at the end of the year	**14,021**	12,791

Impairment testing for cash generating units containing goodwill

USG Boral Building Products Pty Limited is responsible for the manufacture and distribution of plasterboard and associated products throughout Australia and New Zealand. Sales are made direct to major builders or via a network of retail outlets consisting of wholly owned and independent distributors. For impairment purposes plasterboard Australia is treated as a single cash generating unit (CGU).

Key assumptions

The recoverable amount of the CGU has been determined based on its value in use. Value in use calculations use pre-tax cash flow projections based on financial budgets and plans approved by management. Cash flows are projected over a ten year period to recognise the cyclical nature of the Australian building industry. Cash flows beyond the projection period are extrapolated using a growth rate of 2.5%. This growth rate does not exceed the long-term average growth rate for the industry in which the CGU operates.

The Company's weighted cost of capital is used as a starting point for determining the discount rate. The discount rate applied to pre-tax cash flows is 12.5%.

The key assumptions relate to:

- housing starts and market share, plasterboard demand, plasterboard intensity and economic activity in Australia.

These assumptions have been determined with reference to current performance and taking into account external forecasts. Housing starts and plasterboard demand forecasts utilised in the cash flow projections are based on historical experiences.

The recoverable amount of the CGU based on value in use exceeds its carrying value as at 30 June 2014. Management believes no reasonable changes in the key assumptions on which the estimates are based would cause the carrying amount to exceed the recoverable amount.

Reconciliation of movements in other intangibles

	2014 A$'000	2013 A$'000
Balance at the beginning of the year	-	-
Acquisition of other intangibles	**38,617**	-
Acquisition of entities or operations	**667**	
Amortisation expense	**(821)**	-
Net foreign currency exchange differences	**(20)**	-
Balance at the end of the year	**38,443**	-

Other intangible assets

Other intangible assets relate predominantly to Intellectual Property. Where appropriate, other intangible assets are amortised at rates from 5% to 20% with Intellectual Property being amortised over 11.4 years. Amortisation expense is included in depreciation and amortisation as disclosed in note 2.

12. Joint operations

The Group has a 50% interest in Gypsum Resources Trust, a unit trust domiciled in Australia and primarily involved in the manufacture and distribution of gypsum products.

There has been no change in the Group's ownership or voting interest in the joint venture in the reported years.

The Gypsum Resources Trust is proportionally consolidated on a line by line basis according to the 50% interest in the Trust.

	CONSOLIDATED	
	2014 A$'000	2013 A$'000
13. Payables		
Current		
Trade creditors	**46,856**	33,338
Due to other related parties	**2,026**	993
Due to associated entities	**2,221**	2,435
	51,103	36,766
14. Loans and borrowings		
Current		
Loans from ultimate parent entity	**-**	234,084
Finance lease liabilities	**291**	-
	291	234,084

In 2013 loans from the ultimate parent entity were at call and incurred interest at a rate of Libor + 0.5%, charged monthly in arrears. The weighted average interest rate of these loans at 30 June 2014 was nil (2013: 3.32%).

NOTES TO THE FINANCIAL STATEMENTS

USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED 2014 A$'000	2013 A$'000
15. Income tax receivable		
Current		
Current tax receivable	-	1,392
Current tax payable	**(3,380)**	-
	(3,380)	1,392

Prior to 1 March 2014, the Group was a member of the Boral Limited tax consolidation group and under the terms of a tax sharing agreement the current tax receivable will be settled against the parent entity loan account in the subsequent year.

16. Deferred tax assets and liabilities

Recognised deferred tax balances

	2014 A$'000	2013 A$'000
Deferred tax asset	**5,142**	4,467
Deferred tax liability	**(3,713)**	(5,828)
	1,429	(1,361)

MOVEMENT IN TEMPORARY DIFFERENCES DURING THE YEAR

As at 30 June 2014	CONSOLIDATED Balance at beginning of year A$'000	Recognised in income A$'000	Other movement A$'000	Balance at end of year A$'000
Receivables	**200**	**60**	-	**260**
Inventories	**(1,105)**	**(11)**	**(25)**	**(1,141)**
Deposits and prepayments	**7**	**(7)**	-	-
Property, plant and equipment	**(4,723)**	**2,948**	**(625)**	**(2,400)**
Provisions	**4,087**	**611**	-	**4,698**
Other	**173**	**11**	**(172)**	**12**
	(1,361)	**3,612**	**(822)**	**1,429**

As at 30 June 2013	CONSOLIDATED Balance at beginning of year A$'000	Recognised in income A$'000	Other movement A$'000	Balance at end of year A$'000
Receivables	223	(23)	-	200
Inventories	(994)	(111)	-	(1,105)
Deposits and prepayments	(99)	106	-	7
Property, plant and equipment	(4,220)	(503)	-	(4,723)
Provisions	4,809	(722)	-	4,087
Other	61	112	-	173
	(220)	(1,141)	-	(1,361)

NOTES TO THE FINANCIAL STATEMENTS

USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED	
	2014	2013
	A$'000	A$'000
17. Provisions		
Current		
Employee benefits	**11,282**	12,535
Rationalisation and restructuring	**519**	478
Claims	**1,480**	1,307
	13,281	14,320
Non-current		
Employee benefits	**928**	1,063
Other	**99**	115
	1,027	1,178

Rationalisation and restructuring

Provisions for rationalisation and restructuring are recognised when a detailed plan has been approved and the restructuring has either commenced or been publicly announced, or firm contracts related to the restructuring have been entered into. Costs related to ongoing activities are not provided for.

Claims

Provisions are raised for liabilities arising from the ordinary course of business, in relation to claims against the Group, including insurance, legal and other claims. Where recoveries are expected in respect of such claims, these are included in other receivables.

	CONSOLIDATED	
Reconciliations	**2014**	2013
	A$'000	A$'000
Rationalisation and restructuring		
Balance at the beginning of the year	**478**	400
Provisions made/(released) during the year	**41**	78
Balance at the end of the year	**519**	478
Claims		
Balance at the beginning of the year	**1,307**	452
Provisions made/(released) during the year	**173**	855
Balance at the end of the year	**1,480**	1,307
Other		
Balance at the beginning of the year	**115**	113
Provisions made during the year	**(16)**	2
Balance at the end of the year	**99**	115

	CONSOLIDATED	
	2014	2013
	A$'000	A$'000
18. Issued capital		
Issued and paid up capital		
1,022,944,002 (2013: 6,750,003) ordinary shares, fully paid	**282,240**	13,500
Movements in ordinary issued capital		
Balance at the beginning of the year	**13,500**	13,500
936,432,651 (2013: Nil) shares issued on capitalisation of intercompany loan ($212,500,000) and contribution of intellectual property from Boral Limited ($8,834,000)	**221,334**	-
29,226,971 (2013: Nil) shares issued on acquisition of controlled entities	**17,623**	-
50,534,377 (2013: Nil) shares issued on intellectual property contribution from USG Corporation	**29,783**	-
	282,240	13,500

Holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders' meetings.

In the event of a winding up of USG Boral Building Products Pty Limited ordinary shareholders rank after creditors and are fully entitled to any proceeds of liquidation.

	CONSOLIDATED	
	2014	2013
	A$'000	A$'000
19. Reserves		
Foreign currency translation reserve	**(176)**	225
	(176)	225
Reconciliations		
Foreign currency translation reserve		
Balance at the beginning of the year	**225**	(53)
Net loss on translation of assets and liabilities of oversees entities	**(401)**	278
Balance at the end of the year	**(176)**	225

Nature and purpose of reserves

Foreign currency translation reserve
The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations where their functional currency is different to the presentation currency of the Group.

20. Contingent liabilities

Details of contingent liabilities and contingent assets where the probability of future payments/receipts is not considered remote are set out below.

A number of sites within the Group have been identified as contaminated, generally as a result of prior activities conducted at the sites, and review and appropriate implementation of clean-up requirements for these is ongoing. For sites where the requirements can be assessed, estimated clean-up costs have been expensed or provided for. For some sites, the requirements cannot be reliably assessed at this stage.

The Company is subject to various lawsuits and claims in the ordinary course of business.

The Company is the subject of periodic information requests, investigations and audit activity by the Australian Taxation Office (ATO).

The Company has considered all of the above claims and, where appropriate, sought independent advice and believes it holds appropriate provisions.

	CONSOLIDATED	
	2014	2013
	A $'000	A $'000
21. Commitments		
Capital expenditure commitments		
Contracted but not provided for are payable as follows:		
Not later than one year	**1,105**	1,104
Later than one year but not later than five years	**-**	-
Later than five years	**-**	-
	1,105	1,104

The capital expenditure commitments are in respect of the purchase of plant and equipment.

Operating leases		
Lease commitments in respect of operating leases are payable as follows:		
Not later than one year	**10,515**	10,485
Later than one year but not later than five years	**16,589**	11,999
Later than five years	**3,716**	3,520
	30,820	26,004

The Group leases property, equipment and vehicles under operating leases expiring from one to 21 years. Leases generally provide the consolidated entity with a right of renewal at which time all terms are renegotiated. Some leases involve lease payments comprising a base amount plus an incremental contingent rental. Contingent rentals are based on the Consumer Price Index or operating criteria.

22. Financial risk management

The Group's business activities are exposed to a variety of financial risks, including credit, liquidity, foreign currency and interest rate risks. The Group does not use any derivative financial instruments to hedge these risks. The Group does not use derivative or financial instruments for trading or speculative purposes.

The use of financial derivatives is controlled by policies approved by Board of Directors.

CREDIT RISK

Exposure to credit risk

The Group has a large number of customers to which it provides products, with no single customer responsible for more than 10% of the Group's revenue.

Management has a counterparty credit risk policy in place and the exposure to credit risk is monitored on an ongoing basis.

The carrying amount of non-derivative financial assets represents the maximum credit exposure and at the reporting date the maximum exposure was:

	CONSOLIDATED			
	Carrying amount 2014 A $'000	**Fair value 2014 A $'000**	Carrying amount 2013 A $'000	Fair value 2013 A $'000
Loans to and receivables from associates	**608**	**608**	8,323	8,323
Trade and other receivables	**70,702**	**70,702**	58,047	58,047
Cash and cash equivalents	**34,801**	**34,801**	11,546	11,546
	106,111	**106,111**	77,916	77,916

22. Financial risk management (continued)

LIQUIDITY RISK

Liquidity risk is the risk that the Group has insufficient funds to meet its financial obligations when they fall due. It is also associated with planning for unforeseen events or business disruptions that may cause pressure on liquidity. The Group manages liquidity risk by ensuring it has a well spread debt maturity profile and has sufficient committed undrawn facilities and cash to meet any unforseen events and business disruptions.

The following are the contractual maturities of financial liabilities:

	CONSOLIDATED						
30 June 2014	**Carrying amount A $'000**	**Contractual cash flows A $'000**	**6 months or less A $'000**	**6-12 months A $'000**	**1-2 years A $'000**	**2-5 years A $'000**	**More than 5 years A $'000**
Non-derivative financial liabilities							
Finance Lease liabilities	291	291	24	25	52	190	-
Trade and other payables	51,103	51,103	51,103	-	-	-	-
	51,394	51,394	51,127	25	52	190	-

	CONSOLIDATED						
30 June 2013	Carrying amount A $'000	Contractual cash flows A $'000	6 months or less A $'000	6-12 months A $'000	1-2 years A $'000	2-5 years A $'000	More than 5 years A $'000
Non-derivative financial liabilities							
Payable to ultimate parent entity	234,084	241,856	-	241,856	-	-	-
Trade and other payables	36,766	36,766	36,766	-	-	-	-
	270,850	278,622	36,766	241,856	-	-	-

Capital risk management

The capital management objectives of the Group are directed towards preservation of a strong capital base to maintain creditor and market confidence and sustain future development of the business.

Neither the Company nor any of its subsidiaries are subject to any externally imposed capital requirements.

Currency risk

The Group purchases the majority of its materials in Australian dollars. No material receivables or payables are held in a currency other than Australian dollars.

Interest rate risk

The Group is exposed to interest rate risk since it has interest bearing financial assets (cash and cash equivalents) and interest bearing loans payable to the ultimate parent entity.

At 30 June 2014, if interest rates had changed by +/- 1% p.a. from the year end rates with all other variables held constant, the Group's pre-tax profit for the year would have been A$348,000 higher/lower (2013: A$2,225,000).

Fair value hierarchy

The Group has no financial assets or liabilities valued at fair value.

23. Controlled entities

The financial statements of the following entities have been consolidated to determine the results of the Group.

		Beneficial ownership by	
	Country of incorporation	**Consolidated entity 2014 %**	Consolidated entity 2013 %
USG Boral Building Products Pty Ltd	Australia	**100**	100
Waratah Gypsum Pty Ltd (in liquidation)	Australia	**100**	100
Boral Plaster Fixing Pty Ltd	Australia	**100**	100
Lympike Pty Ltd	Australia	**100**	100
USG Interiors Australia Pty Ltd	Australia	**100**	-
USG Interiors Pacific Limited	New Zealand	**100**	-

All the shares held by USG Boral Building Products Pty Limited in controlled entities are ordinary shares.

24. Acquisitions and disposals of controlled entities and businesses

On the 28 February 2014 the Group acquired USG Interior Australia Pty Ltd and USG Interior Pacific Limited as a result of completion of the 50/50 Joint Venture, USG Boral Building Products Pty Limited, between Boral Limited and USG Corporation.

Details of the purchase consideration, the net assets acquired and goodwill are as follows:

	A $'000
Purchase consideration	
Issue of ordinary shares	**17,623**
	17,623

The assets and liabilities recognised as a result of the acquisition are as follows:

	Fair Value A $'000
Cash and cash equivalents	**7,559**
Receivables	**4,443**
Inventories	**4,239**
Deposits and prepayments	**449**
Property, plant and equipment	**3,146**
Intangibles	**667**
Payables	**(3,300)**
Deferred tax liability	**(896)**
Net identifiable assets acquired	**16,307**
Goodwill	**1,316**
	17,623

There were no disposals during the year ended 30 June 2014.

25. Related party disclosures

CONTROLLED ENTITIES

Interests held in controlled entities are set out in note 23.

ASSOCIATED ENTITIES

Interests held in associated entities are set out in note 9. Associated entities conduct business transactions with various controlled entities. Such transactions include purchases and sales of certain products, dividends and interest. All such transactions are conducted on the basis of normal commercial terms and conditions.

JOINT OPERATIONS

Interests in joint operations are set out in note 12. Joint operations conduct business transactions with various controlled entities. Such transactions include purchases and sales of certain products and services. The joint operation mines gypsum and sells it to the venturers at cost. The venturers provide shipping services to the joint operation at cost. All other transactions are conducted on the basis of normal commercial terms and conditions.

TRANSACTIONS WITH KEY MANAGEMENT PERSONNEL

Key management personnel compensation

Key management personnel compensation comprises the following:

	2014 A$'000	2013 A$'000
Short-term employee benefits	**2,210**	565
Post employment benefits	**94**	25
Share-based payments	**277**	148
Other long term benefits	**273**	9
	2,854	747

Key management personnel disclosures relate to those personnel that are in control of the strategic direction of the entity.

Key Management personnel and Director transactions

Transactions entered into during the year with Directors of USG Boral Building Products Pty Limited are within normal employee, customer or supplier relationships on terms and conditions no more favourable than dealings in the same circumstances on an arm's length basis and include:

- the receipt of dividends from Boral Limited;
- participation in the Boral Long Term Incentive Plan;
- reimbursement of expenses;
- purchases of goods and services.

A number of Directors of the Company hold directorships in other entities. Several of these entities transacted with the Group on terms and conditions no more favourable than those available on an arm's length basis.

	Note	CONSOLIDATED 2014 A $'000	2013 A $'000
26. Notes to statement of cash flows			
(i) Reconciliation of cash and cash equivalents: Cash includes cash on hand, at bank and short-term deposits, net of outstanding bank overdrafts. Cash as at the end of the year as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows:			
Cash and cash equivalents	6	**34,801**	11,546
		34,801	11,546
(ii) Reconciliation of net profit to net cash provided by operating activities:			
Net profit		**28,790**	13,987
Adjustments for non-cash items:			
Depreciation and amortisation		**15,618**	16,082
(Gain)/loss on sale of assets		**43**	1,271
Non-cash equity income		**846**	(963)
Net cash provided by operating activities before change in assets and liabilities		**45,297**	30,377
Changes in assets and liabilities			
- Receivables		**(8,383)**	7
- Inventories		**(3,927)**	3,332
- Payables		**10,707**	(3,924)
- Provisions		**(1,492)**	(627)
- Current and deferred taxes		**1,982**	338
- Other		**(480)**	664
Net cash provided by operating activities		**43,704**	30,167

(iii) Non-cash financing and investing activities.

Details of non-cash financing and investing activities are set out in note 18 and 24.

		2014 A $'000	2013 A $'000
(iv) Restructure costs			
During the year, the Group incurred costs associated with:			
Organisational restructure costs		**(1,481)**	(2,377)
		(1,481)	(2,377)

USG Boral Building Products Pty. Limited

Consolidated financial report for the year ended 30 June 2014

Directors' declaration

In the opinion of the Directors of USG Boral Building Products Pty Ltd;

1) The consolidated financial statements and notes set out on pages 1 to 29:
    a. are not prepared for statutory purposes;
    b. are prepared in accordance with International Financial Reporting Standards;
    c. present fairly the Group's financial position as at 30 June 2014 and of its financial performance and cash flows for the financial year ended on that date; and

2) There are reasonable grounds to believe that the Group will be able to pay its debts as and when they become due and payable.

Signed on behalf of the Board of Directors in accordance with a resolution of the Directors:

Rosaline Ng

Director

Bangkok, 27 January 2015

Independent Auditors' Report

The Board of Directors
USG Boral Building Products Pty Limited

We have audited the accompanying consolidated financial statements of USG Boral Building Pty Limited and its controlled entities, which comprise the consolidated balance sheets as of 30 June 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USG Boral Building Pty Limited and its controlled entities as of 30 June 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG

Sydney, NSW Australia
9 February 2015